Exhibit 99(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated August 28, 2015, with respect to the financial statements of AB International Growth Fund, Inc. (formerly AllianceBernstein International Growth Fund, Inc.). for the fiscal year ended June 30, 2015, which is incorporated by reference in this Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A No. 33-76598) of AB International Growth Fund, Inc.



                                                           /s/ ERNST & YOUNG LLP


New York, New York
October 28, 2015